Exhibit 99.1

SUMMARY
This summary does not contain all of the information that you should consider before investing in the notes. You should read this entire offering memorandum carefully, including the matters discussed under the caption ‘‘Risk Factors’’ and the information and financial statements included or incorporated by reference in this offering memorandum.

The unaudited pro forma statement of income from operations information for the twelve-month period ended June 30, 2013, gives effect to the consummation of the Transactions (as defined below) as if they had been consummated on April 1, 2012, and the pro forma balance sheet information as of June 30, 2013, gives effect to the consummation of the Transactions as if they had been consummated as of June 30, 2013. See ‘‘Unaudited Pro Forma Condensed Combined Financial Statements’’ for a description of how such unaudited pro forma financial information was calculated. In this offering memorandum, we refer to the following, collectively, as the ‘‘Transactions’’: (1) the issuance and sale of the notes offered hereby; (2) the incurrence of indebtedness under our new senior secured credit facilities; (3) the use of a portion of the proceeds from borrowings under our new senior secured credit facilities to repay and terminate our existing senior secured credit facilities; (4) the use of net proceeds from this offering, along with proceeds from borrowings under our senior secured credit facilities, to finance the consideration payable in connection with the Bushnell Acquisition and pay transaction costs; and (5) the consummation of the Bushnell Acquisition.

For the purposes of this offering memorandum, unless otherwise indicated or the context otherwise requires, (1) the terms ‘‘the Company,’’ ‘‘Alliant Techsystems,’’ ‘‘ATK,’’ ‘‘we,’’ ‘‘our,’’ ‘‘us’’ or similar terms mean Alliant Techsystems Inc. and its subsidiaries, (2) the term ‘‘Bushnell’’ means Bushnell Group Holdings, Inc., and its subsidiaries, (3) the term ‘‘combined company’’ means Alliant Techsystems Inc. and its subsidiaries (including Bushnell Group Holdings, Inc. and its subsidiaries after giving effect to the Transaction) and (4) the term ‘‘fiscal 2013’’ means our fiscal year ended March 31, 2013.

Overview

We are a leading aerospace, defense and sporting company based in Arlington, Virginia operating in 21 states, Puerto Rico and internationally. Our products include small-caliber ammunition for the sports enthusiast, law enforcement and military use; medium- and large-caliber ammunition for military use; solid rocket motors supporting tactical, strategic, missile defense, and space launch applications; and composite components for commercial and military aircraft. Our strategy is to build on our strong core businesses to strengthen our status as a global aerospace, defense and commercial products company delivering affordable, innovative solutions to our customers. We anticipate and meet future customer needs through high-rate manufacturing that is efficient and process driven and highly engineered solutions for difficult manufacturing challenges (e.g., energetics and composite structures for extreme environments). We intend to further expand our position in the sporting business through the acquisition of Bushnell (see ‘‘—Acquisition of Bushnell’’). For the twelve months ended June 30, 2013, we had pro forma sales of approximately $4.9 billion and pro forma Adjusted EBITDA of $732.7 million. See ‘‘—Summary Historical and Pro Forma Consolidated Financial Information’’ for a reconciliation of Adjusted EBITDA to net income.

Pro Forma LTM June 30, 2013, Sales by Segment (1)

(1) Pro forma sales by segment gives effect to the Bushnell Acquisition as though it was consummated on April 1, 2012 but does not give effect to the Savage acquisition
As of June 30, 2013, we operated in three business segments:

• Sporting Group. The Sporting Group is an established leader in sporting and law enforcement ammunition and shooting accessories for sports enthusiasts, the U.S. Government and international markets. Our ammunition brands include Federal Premium, CCI, Fusion, Speer, Estate Cartridge and Blazer. Our accessories brands include BLACKHAWK!, Alliant Powder, RCBS, Champion targets and shooting equipment, Gunslick Pro and Outers gun-care products and Weaver optics and mounting systems. On June 21, 2013, we acquired Caliber Company, the parent company of Savage Sports Corporation (‘‘Savage’’). Savage is one of the world’s largest manufacturers of hunting rifles and shotguns. Operating under the brand names of Savage Arms, Stevens, and Savage Range Systems, the company designs, manufactures and markets centerfire and rimfire rifles, shotguns and shooting range systems used for hunting as well as competitive and recreational target shooting.

• Aerospace Group. The Aerospace Group is one of the world’s top producers of solid rocket propulsion systems and a supplier of military and commercial aircraft structures. Through this segment, we develop and produce rocket motor systems for human and cargo launch vehicles, conventional and strategic missiles, missile defense interceptors, small and micro-satellites, satellite components, structures and subsystems, lightweight space deployables and solar arrays, and provide engineering and technical services. Additionally, the Aerospace Group operates in the military and commercial aircraft and launch structures markets and has extensive experience supporting human and space payload missions. Other products include ordnance, such as decoy and illuminating flares.

• Defense Group. The Defense Group develops and produces military small-, medium-, and large-caliber ammunition, precision munitions, gun systems and propellant materials. It also operates the U.S. Army ammunition plant in Independence, Missouri and a Naval Sea Systems (‘‘NAVSEA’’) Command facility in Rocket Center, West Virginia. The Defense Group is a leader in tactical solid rocket motor development and production for a variety of air-, sea- and land-based systems. The Defense Group serves a variety of domestic and international customers in the defense, aerospace and security markets in a prime contractor, partner or supplier role. The Defense Group is also home to our missile defense interceptor capabilities, airborne missile warning systems, advanced fuzes and defense electronics, and includes the production of the U.S. Navy’s Advanced Anti-Radiation Guided Missile and the Multi-Stage Super Sonic Target and development of advanced air-breathing propulsion systems and special mission aircraft for specialized applications.

Acquisition of Bushnell

On September 4, 2013, we entered into a definitive agreement to acquire Bushnell Group Holdings, Inc. Bushnell is a leading global designer, marketer and distributor of branded sports optics, outdoor accessories and performance eyewear. The company offers a broad portfolio of high-quality, innovative and affordable products targeted to the outdoor and sport enthusiast. Founded in 1948, Bushnell is headquartered in Overland Park, Kansas, and employs approximately 1,100 workers around the globe. Bushnell derived approximately 75% of calendar year 2012 sales in North America and achieved overall organic sales growth of approximately 7% from 2010 to 2012. Bushnell has diverse sales channels and a diverse customer base, with its top 10 customers accounting for 35% of sales in 2012. For the twelve months ended March 31, 2013, Bushnell had sales of $551.3 million and Adjusted EBITDA of $92.7 million.

Transaction Rationale

Bushnell serves the large and growing global end-markets of hunting, target shooting, archery, golf, and outdoor recreation. These markets are characterized by consumers who are passionate about the brands and products they use. Bushnell’s diverse, high margin product portfolio is segmented into Sports Optics, Outdoor Accessories, and Performance Eyewear. Sports Optics is a market leader, generating approximately 93% of 2012 sales in categories where, based on Bushnell management’s market share estimates, Bushnell holds the #1 or #2 market position. Outdoor Accessories provides a comprehensive offering of branded outdoor accessories with a strong heritage and tradition. Performance Eyewear’s broad offering of branded sunglasses, ski goggles and helmets, and safety eyewear are used in a variety of outdoor activities, including cycling, golf and winter sports, as well as for everyday comfort and protection.

Bushnell’s products are positioned as innovative and affordable, which are key drivers to their growth and brand reputation. We believe our acquisition of Bushnell is a complementary strategic fit to our leading brands in sporting ammunition, sporting arms and accessories, and provides us with new exposure to outdoor recreation, golf and snow skiing markets. We also believe the Bushnell Acquisition is consistent with our focus on strategic capital deployment for the following reasons:

Strengthens Leadership Positions in Core Markets. This acquisition will broaden our existing capabilities in the commercial shooting sports market and expand our portfolio of branded shooting sports products. In addition, this transaction will enable us to enter new sporting markets in golf and snow skiing. We intend to leverage Bushnell’s strong sourcing, marketing, branding and distribution capabilities and capitalize on Bushnell’s track record of successfully integrating acquisitions and delivering profitable growth. The Bushnell Acquisition will expand our product offerings into key growth areas and result in a comprehensive product offering in commercial and security ammunition, sporting arms and accessories.

Leverages Management’s Track Record of Innovation. Bushnell has a track record of product development and innovation, with more than 10,000 customer accounts in more than 90 countries worldwide. Since 2010, Bushnell has introduced more than 1,200 SKUs that have accounted for more than $225 million in domestic sales. In the past, new products have accounted for as much as 25% or more of domestic sales in a given year. The company offers a complementary portfolio of 19 well-established outdoor brands in sports optics, outdoor accessories and performance eyewear, including the Bushnell brand and other authentic, heritage names such as Primos, Bollé, Hoppe’s, Uncle Mike’s, Butler Creek and Serengeti.

Significant Cost Saving and Operational Synergy Opportunities. We intend to integrate Bushnell using a centralized management approach and cross-functional integration team to maximize value to the combined company. We have a focused integration strategy that we believe will enable us to leverage the respective strengths and capabilities of two leading organizations; optimizing key activities across the business while minimizing disruption. Revenue synergy opportunities include complementary product offerings that provide opportunities for incremental sales, collaborative innovation to accelerate new product introduction, and a broadened portfolio that promotes growth potential by adding channel distribution while offering new and existing customers an opportunity to streamline their procurement process. Cost synergy opportunities include an alignment of strategic accounts under our existing direct sales structure, efficiencies in marketing, brand and product line management, consolidated sourcing, optimized distribution and operational support functions.

Recent Developments
In connection with this offering, we are providing below preliminary financial results for our fiscal quarter ended September 29, 2013 (the ‘‘second fiscal quarter’’). Our actual financial results for the second fiscal quarter have not yet been finalized by management or audited or reviewed by our independent auditors. The preliminary results below are not a comprehensive statement of all financial results for the second fiscal quarter. Our actual results may differ from those provided below due to the completion of our financial closing procedures, application of final adjustments, review by our independent auditors and other developments that may arise between now and the time the financial results for the second fiscal quarter are finalized, and those differences may be material.

We estimate that sales for the second fiscal quarter were between approximately $1.13 billion and $1.16 billion, compared to sales of $1.07 billion for the comparable prior-year period. We estimate that income before interest, income taxes and non-controlling interest (‘‘EBIT’’) for the second fiscal quarter was between approximately $145.0 million and $155.0 million, compared to EBIT of $110.6 million for the comparable prior-year period. We estimate that we ended the second fiscal quarter with liquidity (cash on hand plus availability under our existing revolving credit facility) of approximately $500 million.

The Transactions
The Bushnell Acquisition
On September 4, 2013, we entered into a stock purchase agreement (the ‘‘Purchase Agreement’’) with Bushnell and MidOcean Bushnell Holdings, L.P. (‘‘MidOcean’’) pursuant to which, subject to the satisfaction or waiver of certain customary conditions and in accordance with the terms thereof, we will acquire from MidOcean all of the issued and outstanding capital stock of Bushnell (the ‘‘Bushnell Acquisition’’). If the Bushnell Acquisition is completed, we will pay MidOcean an aggregate purchase price of $985 million in cash, subject to customary post-closing adjustments.

The completion of the Bushnell Acquisition is subject to regulatory approval (including U.S. antitrust clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the ‘‘HSR Act’’)) and other customary closing conditions. At 11:59 p.m. on October 7, 2013, the waiting period under the HSR Act expired with respect to the U.S. Federal Trade Commission’s review of the Bushnell Acquisition. The consummation of this offering is conditioned on the concurrent closing of the Bushnell Acquisition.

The New Credit Facility
We have received a commitment from several affiliates of the initial purchasers of the notes with respect to new senior secured term loan facilities in an aggregate principal amount of up to $900.0 million, which consist of a new term loan A facility in an aggregate principal amount of up to $500.0 million and a new term loan B facility in an aggregate principal amount of up to $400.0 million.

We have launched a syndication to replace our Existing Credit Facility with new senior secured credit facilities (collectively, the ‘‘New Credit Facility’’) in an aggregate principal amount of $1,960.0 million, which will consist of (1) a new term loan A facility in an aggregate amount of $1,010.0 million (the ‘‘New Term Loan A’’), (2) a new term loan B facility in an aggregate amount of $250.0 million (the ‘‘New Term Loan B’’ and, together with the New Term Loan A, the ‘‘New Term Loans’’) and (3) a new revolving credit facility in an aggregate principal amount of $700.0 million (the ‘‘New Revolving Facility’’), which will include a $300.0 million sublimit for the issuance of letters of credit and a $40.0 million sublimit for swingline loans. The New Credit Facility will refinance the Existing Credit Facility, provide us with term loan financing to partially fund the Bushnell Acquisition and, in the case of the New Revolving Facility, funds for working capital, capital expenditures, permitted acquisitions and other general corporate purposes.

Company Information
We were incorporated in Delaware in 1990. Our principal executive offices are located at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. Our telephone number at that address is (703) 412-5960. Our common stock is listed on the New York Stock Exchange under the symbol ‘‘ATK.’’ Our website is located at www.atk.com. Other than as described in ‘‘Incorporation of Certain Documents by Reference,’’ the information on, or that can be accessed through, our website is not incorporated by reference in this offering memorandum, and you should not consider it to be a part of this offering memorandum. Our website address is included as an inactive textual reference only.

Summary Historical and Pro Forma Consolidated Financial Information

The following summary historical consolidated income data and cash flow data of ATK for the years ended March 31, 2013, 2012 and 2011 and the summary historical balance sheet data of ATK as of March 31, 2013 and 2012 has been derived from ATK’s audited consolidated financial statements, which are incorporated by reference in this offering memorandum. The summary historical balance sheet data of ATK as of March 31, 2011, has been derived from ATK’s audited consolidated financial statements which are not incorporated by reference in this offering memorandum. ATK’s historical consolidated income data and cash flow data below as of and for the three months ended June 30, 2013 and July 1, 2012 and ATK’s summary historical balance sheet data as of June 30, 2013, has been derived from ATK’s unaudited consolidated financial statements, which are incorporated by reference in this offering memorandum. The unaudited consolidated balance sheet data as of July 1, 2012 has been derived from ATK’s unaudited consolidated financial statements which are not incorporated by reference in this offering memorandum. In our opinion, the unaudited consolidated financial statements have been prepared on a basis consistent with the audited financial statements and the notes thereto and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this information. The summary historical financial data for the twelve-month period ended June 30, 2013 was calculated by subtracting the data for the three months ended July 1, 2012 from the audited consolidated data for the year ended March 31, 2013, and then adding the corresponding data for the three months ended June 30, 2013.

The following summary unaudited pro forma condensed combined financial information is based upon the historical consolidated financial information of ATK incorporated by reference into this offering memorandum and the historical consolidated financial information of Bushnell included elsewhere in this offering memorandum, and has been prepared to reflect the Transactions based on the acquisition method of accounting, with ATK treated as the accounting acquirer. Under the acquisition method, the assets and liabilities of Bushnell will be recorded by ATK at their respective fair values as of the date the Bushnell Acquisition is completed. The unaudited pro forma condensed combined financial information presents the combination of the historical financial statements of ATK and the historical financial statements of Bushnell, adjusted to give effect to (i) the issuance and sale of the notes offered hereby, (ii) the incurrence of indebtedness under the New Credit Facility, (iii) the use of a portion of the proceeds from borrowings under the New Credit Facility to repay and terminate the Existing Credit Facility, (iv) the use of net proceeds from this offering, along with proceeds from borrowings under the New Credit Facility, to finance the consideration payable in connection with the Bushnell Acquisition and pay transaction costs and (v) the consummation of the Bushnell Acquisition, in each case based on the assumptions and adjustments described in the notes accompanying the unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to give effect to events that are directly attributable to the transactions and factually supportable and, in the case of the statement of income data, that are expected to have a continuing impact.

The unaudited pro forma condensed combined balance sheet information has been prepared as of June 30, 2013 and gives effect to the consummation of the Transactions as if they had occurred on that date. The unaudited pro forma condensed combined statement of income information, which has been prepared for the twelve-month period ended June 30, 2013, gives effect to the consummation of the Transactions as if they had occurred on April 1, 2012.

It should be noted that ATK and Bushnell have different fiscal year ends. Accordingly, the unaudited pro forma income statement data for the year ended March 31, 2013 has been derived from ATK’s historical consolidated statement of income data for the year then ended and Bushnell’s historical consolidated statement of operations data for the year ended December 31, 2012. The unaudited pro forma income statement data for the three months ended June 30, 2013 has been derived from ATK’s historical consolidated statement of income data for the three months then ended and Bushnell’s historical consolidated statement of operations data for the three months ended March 31, 2013. The unaudited pro forma income statement data for the three months ended July 1, 2012 has been derived from ATK’s historical consolidated statement of income data for the three months then ended and Bushnell’s historical consolidated statement of operations data for the three months ended March 31, 2012. The unaudited pro forma income statement data for the twelve-month period ended June 30, 2013 was calculated by subtracting the unaudited pro forma income statement data for the three months ended July 1, 2012 from the selected unaudited pro forma income statement data for the year ended March 31, 2013, and then adding the corresponding data for the three months ended June 30, 2013. The selected unaudited pro forma balance sheet data has been derived from ATK’s and Bushnell’s historical consolidated balance sheet data as of June 30, 2013. See ‘‘Unaudited Pro Forma Condensed Combined Financial Statements.’’

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been achieved had the Transactions been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of the combined company after completion of the Bushnell Acquisition.

Also, as explained in more detail in the notes accompanying the unaudited pro forma condensed financial statements, the adjustments and the preliminary allocation of the purchase price reflected in the pro forma data are based on our estimates of the fair value of the assets acquired and liabilities assumed and are subject to adjustment and may vary significantly from the actual purchase price allocation and asset and liability valuations that will be recorded upon consummation of the Bushnell Acquisition. There can be no assurance that such variation will not be material to you. The pro forma adjustments are based on currently available information and certain estimates and assumptions. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Transactions and the pro forma adjustments give appropriate effect to these assumptions and are properly applied.

You should read the following summary in conjunction with (a)(i) the ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and (ii) our historical consolidated financial statements and related notes thereto, in each case, included in our 2013 Annual Report on Form 10-K for the year ended March 31, 2013 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, each of which is incorporated by reference into this offering memorandum, (b) the historical consolidated Bushnell financial statements and related notes thereto, which are included elsewhere in this offering memorandum, and (c) the Unaudited Pro Forma Condensed Combined Financial Statements and related notes thereto, which are included elsewhere in this offering memorandum.

Alliant Techsystems, Inc.
Actual	Pro Forma
Fiscal Year	Three Months Ended	Twelve Months ended	Twelve Months ended
($ in millions)	2011	2012	2013	July 1, 2012	June 30, 2013	June 30, 2013	June 30, 2013
(unaudited)	(unaudited)
Sales	$4,842.3	$4,613.4	$4,362.1	$1,082.3	$1,078.7	$4,358.6	$4,909.9
Cost of sales	3,840.7	3,618.5	3,421.3	832.7	836.7	3,425.3	3,733.6
Gross profit	$1,001.6	$994.9	$940.8	$249.6	$242.0	$933.3	$1,176.3
Selling, general and administrative expenses	475.8	499.3	471.2	118.9	116.4	468.7	664.6
Income from operations	$525.8	$495.6	$469.6	$130.7	$125.6	$464.6	$511.7
Interest expense, net of interest income	(87.1)	(88.6)	(65.4)	(19.8)	(13.8)	(59.5)	108.0
Loss on extinguishment of debt	—	—	(11.8)	—	—	(11.8)	(11.8)
Income before income taxes	$438.7	$407.0	$392.4	$110.9	$111.8	$393.3	$391.9
Provision for income taxes	125.0	143.8	120.2	40.0	39.7	119.9	119.6
Income attributable to noncontrolling interest	0.5	0.6	0.4	0.1	0.1	0.4	0.4
Net income	$313.2	$262.6	$271.8	$70.8	$72.0	$273.0	$271.9

Certain balance sheet data (at period end):
Cash and cash equivalents	$702.3	$568.8	$417.3	$212.4	$99.3	$99.3	$99.3
Property, plant, and equipment, net	587.7	604.5	602.3	589.5	622.3	622.3	651.2
Total assets	4,443.8	4,541.7	4,383.0	4,313.4	4,382.6	4,382.6	5,562.0
Long-term debt (including current portion and unamortized discount)	1,609.7	1,302.0	1,073.9	1,298.7	1,263.2	1,263.2	2,284.7
Statement of cash flow data:
Net cash provided (used) by operating activities	$421.1	$372.3	$273.6	$(296.0)	$(135.8)	$433.9
Net cash used by investing activities	(299.5)	(115.0)	(96.7)	(23.8)	(338.3)	(411.2)
Net cash provided (used) by financing activities	186.8	(390.8)	(328.4)	(36.5)	156.1	(135.8)
Capital expenditures	130.2	122.3	96.9	23.9	29.6	102.6
Financial and other data:
Adjusted EBITDA(1)	$646.7	$611.3	$587.8	$163.2	$154.5	$640.0	$732.7
Ratio of Total Debt(2) to Adjusted EBITDA(1)	2.5	x	2.2	x	1.9	x	—	—	2.0	x	3.1	x
(1) The following table provides a reconciliation of net income to Adjusted EBITDA. For a discussion of non-GAAP financial measures and Adjusted EBITDA, see ‘‘Non-GAAP Financial Measures.’’

Alliant Techsystems Inc.
	Actual							Pro Forma
	Fiscal Year			Three Months Ended			Twelve Months Ended June 30, 2013	Twelve Months Ended June 30, 2013
($ in millions)	2011	2012	2013	July 1, 2012		June 30, 2013
				(unaudited)			(unaudited)
EBITDA reconciliation:
Net income	$313.2	$262.6	$271.8	$70.8		$72.0	$273.0	$271.9
Provision for income taxes	125.0	143.8	120.2	40.0		39.7	119.9	119.6
Interest expense	87.6	89.3	65.9	19.8		13.9	60.0	108.5
Depreciation and amortization	111.2	108.9	106.1	29.4	29.4	25.9	102.6	137.0
Premium paid to redeem 6.75% notes	—	—	9.0	—		—	9.0	9.0
Write-off of deferred financing cost	—	—	2.8	—		—	2.8	2.8
EBITDA	$637.0	$604.6	$575.8	$160.0		$151.5	$567.3	$648.8

Adjusted EBITDA reconciliation:
Stock-based compensation	$9.7	$6.7	$12.0	$3.2		$3.0	$11.8	$11.8
Bushnell acquisition purchase accounting	—	—	—	—		—	—	2.4
Savage acquired EBITDA (a)	—	—	—	—		—	60.9	60.9
Bushnell adjustments (b)	N/A	N/A	N/A	N/A		N/A	N/A	8.8
Total Adjustments to EBITDA	$9.7	$6.7	$12.0	$3.2		$3.0	$72.7	$83.9
Adjusted EBITDA	$646.7	$611.3	$587.8	$163.2		$154.5	$640.0	$732.7

(a) On June 21, 2013, we acquired Savage and therefore the actual contribution to earnings for the twelve month period ended June 30, 2013 from the Savage acquisition was de minimis. This adjustment reflects the contribution the Savage acquisition would have made to our Adjusted EBITDA assuming that we owned Savage for the twelve months ended June 30, 2013.

(b) Bushnell Adjustments include (1) elimination of management fees of approximately $1.2 million paid by Bushnell, which will not be paid in the future, (2) the pro forma contribution to EBITDA (approximately $4.6 million) of certain acquisitions by Bushnell assuming the acquired businesses were owned for the twelve months ended March 31,, (3) compensation and fees paid by Bushnell to its board of directors and with respect to certain professional services of approximately $0.6 million, which will not be paid in the future, (4) transaction costs of approximately $1.5 million incurred in connection withthen acquisition referred to aboves, including accounting, legal and advisor fees and (5) $0.9 million of adjustments to reflect the effects of purchase method of accounting with respect to nn acquisitiol, in each case during the last twelve months ended March 31, 2013.

(2) ‘‘Total Debt’’ is adjusted to give effect to the Transactions in the pro forma period as though they occurred on June 30, 2013. See ‘‘Unaudited Pro Forma Condensed Combined Financial Statements.’’